Exhibit 5.4

October 3, 2025

XOMA Royalty Corporation

2200 Powell Street, Suite 310

Emeryville, CA 94608

Re:	XOMA Royalty Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-277794, as amended (the “Registration Statement”), of XOMA Royalty Corporation, a Nevada corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto, dated October 3, 2025 (the “Prospectus Supplement”), in connection with the offering by the Company of up to $50,000,000 of the Company’s depositary shares (the “Shares”), each representing a 1/1000th fractional interest in a share of 8.375% Series B Cumulative Perpetual Preferred Stock, par value $0.05 per share.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Deposit Agreement dated April 9, 2021 among the Company, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC) acting as depositary, and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”), and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the depositary receipts representing the Depositary Shares have been duly executed, registered and delivered in accordance with the Deposit Agreement and the Sales Agreement dated as October 3, 2025, between the Company and H.C. Wainwright & Co., LLC, as sales agent, for the consideration provided therein, the depositary receipts evidencing the Depositary Shares will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Gibson, Dunn & Crutcher LLP

One Embarcadero Center Suite 2600 | San Francisco, CA 94111-3715 | T: 415.393.8200 | F: 415.393.8306 | gibsondunn.com

XOMA Royalty Corporation

October 3, 2025

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP